FTP 8

SERIES TRUST AGREEMENT

Dated: August 17, 2026

This Series Trust Agreement among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Series Trustee, and First Trust Advisors L.P., as Portfolio Supervisor, supplements the Master Trust Agreement, dated as of November 18, 2025, among First Trust Advisors L.P., as Depositor, The Bank of New York Mellon, as Trustee, and First Trust Advisors L.P., as Portfolio Supervisor, and sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust for FTP 1 and certain subsequent Series, Effective: December 23, 2025” (herein called the “Standard Terms and Conditions”), and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, the Series Trustee, and the Portfolio Supervisor agree as follows:

PART I

STANDARD TERMS AND CONDITIONS

Subject to the provisions of Part II and Part III hereof, all the provisions contained in the Standard Terms and Conditions are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Standard Terms and Conditions. Facsimile or electronic signatures (including signatures in Portable Document Format (PDF)) to this Series Trust Agreement shall be acceptable and binding, and this Series Trust Agreement may be delivered by facsimile or other electronic means (including by electronic mail or a designated document storage website) confirmed by electronic mail.

PART II

SPECIAL TERMS AND CONDITIONS

VEST 2-YEAR S&P 500(R) DEEP BUFFERED 100 PORTFOLIO, SERIES 7

The following special terms and conditions are hereby agreed to:

A.The Securities initially deposited in the Series pursuant to Section 2.01 of the Standard Terms and Conditions are set forth in Schedule A hereto.

B.The aggregate number of Units delivered by the Series Trustee on the Initial Date of Deposit in exchange for the Securities pursuant to Section 2.03 of the Standard Terms and Conditions and the initial fractional undivided interest in and ownership of the Series represented by each Unit thereof are set forth in the Prospectus in the section “Summary of Essential Information.”

Documentation confirming the ownership of this number of Units for the Series is being delivered by the Series Trustee to the Depositor pursuant to Section 2.03 of the Standard Terms and Conditions.

C.The Record Date shall be as set forth in the Prospectus under “Distributions.” The Series Trustee shall pay the amounts specified in Part I of Section 3.05 of the Standard Terms and Conditions which have accrued as of the last Business Day of each calendar month on or shortly after such Business Day, provided, however, that fees and expenses accrued during the initial offering period, as determined in Section 4.01 of the Standard Terms and Conditions (such fees to be computed on the largest number of Units outstanding during the period for which the compensation is paid) shall be paid as provided in the following sentence. Fees payable pursuant to Section 4.03 of the Standard Terms and Conditions shall be paid on, or shortly after, the last Business Day of each calendar month, and fees paid to the Series Trustee shall be paid on or shortly after the calendar month in which the initial offering period ends, together with any accrual of fees and expenses during such calendar month after the initial offering period ends. Fees accrued during such month after the end of the initial offering period shall be computed on the number of Units outstanding at the opening of business on the Business Day immediately following the date on which the initial offering period ends.

D.The Distribution Date shall be the 25th day of the month in which the related Record Date occurs.

E.The Mandatory Dissolution Date for the Series shall be as set forth in the Prospectus under “Summary of Essential Information.”

F.First Trust Advisors L.P.’s compensation as referred to in Section 3.16 of the Standard Terms and Conditions and First Trust Portfolios L.P.’s compensation as referred to in Section 4.03 of the Standard Terms and Conditions shall be an annual aggregate fee in the amount of $.0080 per Unit. The Series Trustee shall pay such aggregate amount to First Trust Advisors L.P., which shall be responsible for remitting the Depositor’s fee to First Trust Portfolios L.P. First Trust Advisors L.P. shall confirm such remittance and the amount thereof to the Series Trustee upon request.

G.The Series Trustee’s compensation rate pursuant to Section 6.04 of the Standard Terms and Conditions shall be an annual fee in the amount of $.0096 per Unit. However, in no event shall the Series Trustee receive compensation in any one year from any Series of less than $2,000.

H.The Initial Date of Deposit for the Series is August 17, 2026.

I.There is no minimum amount of Securities to be sold by the Series Trustee pursuant to Section 5.02 of the Standard Terms and Conditions for the redemption of Units.

J.The minimum number of Units a Unit holder must redeem in order to be eligible for an in-kind distribution of Securities pursuant to Section 5.02 is set forth in the Prospectus. No in-kind distribution requests submitted during the 10 Business Days prior to the Series’ Mandatory Dissolution Date will be honored.

K.No Unit holder will be eligible for an in-kind distribution of Securities pursuant to Section 8.02.

L.Pershing LLC will act as clearing broker with respect to transactions involving options and other instruments owned by the Series cleared through the Options Clearing Corporation and in such capacity will maintain custody of such options and instruments.

M.For this Series, the Depositor will deliver the sum of $10,000 to the aforementioned clearing broker which the clearing broker will credit to the account maintained by the clearing broker for the Series. The Series Trustee will record such sum, and any income earned thereon, as an asset of the Reserve Account of the Series. The sum may be applied by the clearing broker to satisfy the liabilities due the clearing broker in respect of the Series or its assets. To the extent the sum is so applied, it will be restored by liquidation of Series assets at the Depositor’s direction. The Series Trustee shall not treat any part of the sum as an asset of the Series (including, without limitation, for purposes of the calculation of the Series Fund Evaluation pursuant to Section 5.01), unless and until the sum is applied to Series liabilities without reimbursement from other Series assets and in such event the Series Trustee shall treat only the unreimbursed amount as an asset of the Series Fund. Upon dissolution of the Series the sum, or such part of it which then remains, shall be returned to the Depositor.

N.For this Series, the Depositor will deposit cash with the Series Trustee in connection with the initial deposit of Securities in the amount specified in the Statement of Net Assets in the Prospectus, and will replicate such cash deposit in connection with any deposit of Additional Securities pursuant to Section 2.01(b)(5) of the Standard Terms and Conditions. Such cash shall be credited to the Capital Account of the Series and shall be applied to payment of Series expenses, including the Series’ annual operating expenses pursuant to Section 3.05(I) of the Standard Terms and Conditions. Notwithstanding any contrary provision of Section 3.05(II) of the Standard Terms and Conditions, such cash shall not be included in the balance of the Capital Account of the Series to be distributed to Unit holders.

PART III

[RESERVED]

IN WITNESS WHEREOF, First Trust Portfolios L.P., The Bank of New York Mellon and First Trust Advisors L.P. have each caused this Series Trust Agreement to be executed by authorized officers as of the day, month and year first above written.

FIRST TRUST PORTFOLIOS L.P.,

 Depositor

First Trust Advisors L.P.,

 Portfolio Supervisor

By /s/ Ronda L. Saeli-Chiappe
 Senior Vice President of:

  First Trust Portfolios L.P. and

  First Trust Advisors L.P.

THE BANK OF NEW YORK MELLON, Series Trustee

By /s/ Rosalia Koopman

 Senior Director

SCHEDULE A TO SERIES TRUST AGREEMENT

Securities Initially Deposited

FTP 8

(Note: Incorporated herein and made a part hereof for the Series is the “Schedule of Investments” for the Series as set forth in the Prospectus.)